UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BITCOIN DEPOT INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

BITCOIN DEPOT INC.

3343 Peachtree Road NE, Suite 750

Atlanta, GA 30326

(678) 435-9604

NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT

OF THE STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

January 23, 2026

Dear Stockholder:

We are furnishing this Notice and the accompanying Information Statement to the stockholders of Bitcoin Depot Inc., a Delaware corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), as of January 12, 2026 (the “Record Date”), pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations prescribed thereunder and Section 228(e) of the Delaware General Corporation Law (the “DGCL”). The purpose of this Notice is to inform stockholders that, with the unanimous approval of the board of directors of the Company (the “Board”), on January 12, 2026, a stockholder holding a majority of the voting power of the then outstanding shares of Voting Stock (as defined in the accompanying Information Statement) of the Company (the “Majority Stockholder”), by written consent (the “Written Consent”), authorized the Board, in its discretion on or prior to June 30, 2026, to approve and adopt an amendment to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of each then outstanding share of common stock of the Company by a ratio in a range from and including one-for-five (1:5) up to and including one-for-twenty (1:20), or anywhere between (the “Reverse Stock Split”).

Stockholder approval of the Reverse Stock Split was required pursuant to Section 242 of the DGCL and Section 10.02 of the Certificate of Incorporation, which requires the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, to amend the Certificate of Incorporation.

As the Reverse Stock Split has been duly authorized and approved by the Majority Stockholder pursuant to the Written Consent, as further detailed in the accompanying Information Statement, your vote or consent is not requested or required to approve these actions. The accompanying Information Statement is provided solely for your information, pursuant to Section 14(c) of the Exchange Act. This Notice and the accompanying Information Statement also serve as the notice required by Section 228(e) of the DGCL, which requires prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

You are urged to read the accompanying Information Statement in its entirety.

The accompanying Information Statement is being mailed on or about January 23, 2026, to stockholders of record as of the Record Date. In accordance with Rule 14c-2 promulgated under the Exchange Act, the actions described herein will become effective no sooner than 20 calendar days after the mailing of the accompanying Information Statement.

We thank you for your continued support.

Very truly yours,

/s/ Christopher Ryan
Christopher Ryan
Chief Legal Officer and Corporate Secretary

NOTICE ABOUT INFORMATION CONTAINED IN THIS INFORMATION STATEMENT

You should assume that the information in this Information Statement or any supplement is accurate only as of the date on the front page of this Information Statement. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

i

BITCOIN DEPOT INC.

INFORMATION STATEMENT

January 23, 2026

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY

We are furnishing this Information Statement to the stockholders of record of Bitcoin Depot Inc. (together with its subsidiaries, the “Company,” “we,” “us” or “our”) in connection with a written consent in lieu of a special meeting, dated January 12, 2026 (the “Written Consent”), executed and delivered to the Company by the holder of approximately 91.4% of the voting power of the outstanding shares of Voting Stock (as defined below) as of the date of the Written Consent (the “Majority Stockholder”).

For purposes of this Information Statement,

•

“Voting Stock” means, collectively, shares of our (i) Class A Common Stock, (ii) Class B Common Stock, (iii) Class M Common Stock, (iv) Class O Common Stock, and (v) Class V Common Stock, in each case with a par value $0.0001 per share; and

•

“Common Stock” means, collectively, the Voting Stock and shares of our (i) Class E-1 Common Stock, (ii) Class E-2 Common Stock, and (iii) Class E-3 Common Stock, in each case with a par value $0.0001 per share.

The Written Consent was effected in accordance with the Delaware General Corporation Law (the “DGCL”), Section 7.01 of our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and Section 2.12 of our Amended and Restated Bylaws (our “Bylaws”), which provide that any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, if a consent or consents setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Written Consent required the approval of the holders of a majority of the then outstanding shares of our Voting Stock, voting as a single class.

This Information Statement will be mailed on or about January 23, 2026, to holders of our outstanding Common Stock of record as of the close of business on January 12, 2026 (the “Record Date”). On the Record Date, there were 73,342,070 shares of Voting Stock outstanding, consisting of 35,495,968 shares of our Class A Common Stock, 37,846,102 shares of our Class M Common Stock (entitling the holders thereof to ten votes per share) and zero shares of our Class B Common Stock, Class O Common Stock, or Class V Common Stock. Additionally, on the Record Date, there were zero shares of our Class E Common Stock and Series A Convertible Preferred Stock, par value $0.0001 per share, outstanding. In accordance with Rule 14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Reverse Stock Split will become effective no sooner than 20 calendar days following the date on which we first mail this Information Statement to our stockholders.

On January 12, 2026, our board of directors (the “Board”) approved, and recommended that our stockholders authorize the Board, in its discretion on or prior to June 30, 2026, to approve and adopt the amendment to our Certificate of Incorporation, the form of which is attached as Annex A to this Information Statement (the “Certificate of Amendment”), to effect a reverse stock split of our issued and outstanding Common Stock by a ratio in a range from and including one-for-five (1:5) up to and including one-for-twenty (1:20) (the “Range”) (with the Board being authorized to determine the exact amount for such split within the Range, such ratio being the “Reverse Split Ratio”) such that every holder of outstanding shares of Common

Stock on the effective date specified in the Certificate of Amendment shall receive, subject to the treatment of fractional shares described in the Certificate of Amendment, one share of Common Stock of the applicable series in exchange for a number of shares of Common Stock of the same series held by such holder that is to be determined but will be proportionate to the Reverse Split Ratio selected by the Board, in its discretion, within the Range (the “Reverse Stock Split”).

In adopting the Written Consent, the Majority Stockholder approved and adopted: (i) the consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board within the Range; (ii) the authorization of the Board to determine the exact Reverse Split Ratio within the Range; (iii) the Certificate of Amendment and the subsequent filing thereof with the Secretary of State for the State of Delaware at any time on or before June 30, 2026; and (iv) the right of the Board to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders.

This Information Statement contains a summary of the material aspects of the actions relating to the Reverse Stock Split approved by the Board and the Majority Stockholder.

FORWARD-LOOKING STATEMENTS

Statements we make in this Information Statement may constitute “forward-looking statements” for purposes of the federal securities laws, including those relating to the Reverse Split Ratio, the Reverse Stock Split, the trading price of our Class A Common Stock after the Reverse Stock Split, and the anticipated effect of the same on the Company and our stockholders. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although these statements are based upon reasonable assumptions, they are subject to risks and uncertainties that are described more fully herein and in our Annual Report on Form 10-K for the year ended December 31, 2024, in Part I, Item 1A, “Risk Factors”, as well as in our other filings with the Securities and Exchange Commission (the “SEC”). Accordingly, we can give no assurance that we will achieve the results anticipated or implied by our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDER

As of the date of the Written Consent, there were 73,342,070 shares of Voting Stock outstanding, consisting of 35,495,968 shares of our Class A Common Stock, 37,846,102 shares of our Class M Common Stock, and zero shares of our Class B Common Stock, Class O Common Stock, or Class V Common Stock. Each share of Class A Common Stock entitles the holder thereof to one vote on each matter submitted to our stockholders, and each share of Class M Common Stock entitles the holder thereof to ten votes on each matter submitted to our stockholders. The holders of the Class A Common Stock and the Class M Common Stock vote together as a single class. Accordingly, as of the date of the Written Consent, holders of Voting Stock were entitled to an aggregate of 413,956,988 votes, of which 91.4% of such voting power was held and voted by the Majority Stockholder.

Stockholder approval of the Reverse Stock Split was required pursuant to Section 242 of the DGCL and Sections 4.03 and 10.02 of the Certificate of Incorporation, which require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, to amend the Certificate of Incorporation.

Pursuant to Section 228 of the DGCL, Section 7.01 of our Certificate of Incorporation and Section 2.12 of our Bylaws, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, if a consent or consents setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Accordingly, pursuant to the Written Consent, the Majority Stockholder has approved and adopted: (i) the consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board within the Range; (ii) the authorization of the Board to determine the exact Reverse Split Ratio within the Range; (iii) the Certificate of Amendment and the subsequent filing thereof with the Secretary of State for the State of Delaware at any time on or before June 30, 2026; and (iv) the right of the Board to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders.

Set forth below is information regarding the holdings and voting power of the Majority Stockholder as of the date of the Written Consent:

Stockholder Name	Shares of Class A Common Stock Voted	% of Class A Common Stock Voted	Shares of Class M Common Stock Voted	% of Class M Common Stock Voted	% Total Voting Power Voted
Brandon Mintz(1)	46,508	0.1%	37,846,102	100%	91.4%

(1)

Shares of Class M Common Stock are held by BD Investment Holdings II LLC. Mr. Mintz is the sole managing member of BD Investment Holdings II LLC and controls voting and dispositive power over the shares held by such entity.

Such approval and consent by the Majority Stockholder constitutes the approval and consent of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, as of the date of the Written Consent, and is sufficient under the DGCL, the Certificate of Incorporation, and the Bylaws to approve the Reverse Stock Split. Accordingly, approval of the Reverse Stock Split will not be submitted to the other stockholders of the Company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning approval of the Reverse Stock Split in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

Your consent is not required and is not being solicited in connection with approval of the Reverse Stock Split by the Majority Stockholder. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

APPROVAL OF THE REVERSE STOCK SPLIT

General

On January 12, 2026, our Board approved the Reverse Stock Split. On January 12, 2026, the Majority Stockholder executed the Written Consent which, among other things, approved and adopted: (i) the consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board within the Range; (ii) the authorization of the Board to determine the exact Reverse Split Ratio within the Range; (iii) the Certificate of Amendment and the subsequent filing thereof with the Secretary of State for the State of Delaware at any time on or before June 30, 2026; and (iv) the right of the Board to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders.

Reasons for the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to increase the per share market price of the Class A Common Stock. Further, this may increase the acceptability of the Class A Common Stock to long-term investors who may not find our shares attractive due to the trading volatility often associated with stocks below certain prices, or make the Class A Common Stock eligible for investment by brokerage houses and institutional investors that have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. The reduction in the number of issued and outstanding shares of Class A Common Stock as a result of the Reverse Stock Split is, absent other factors, expected to proportionately increase the market price of our Class A Common Stock to a level above the current market trading price.

While our Board believes that the shares of Class A Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Stock Split because there are numerous factors and contingencies which could affect our market price. Further, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of the Class A Common Stock. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Class A Common Stock will increase following the Reverse Stock Split or that the market price of the Class A Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the Class A Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of the Class A Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the Class A Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Additionally, the liquidity of trading in the Class A Common Stock may be harmed by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in the per share stock price as a result of the Reverse Stock Split is not sustained. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of the Class A Common Stock. Following the Reverse Stock Split, the resulting per share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the Class A Common Stock may not improve.

Board Discretion to Implement the Reverse Stock Split

We believe that the Board’s authority to (i) select the Reverse Split Ratio within the Range (as opposed to a single reverse stock split ratio), (ii) select the effective date of the Reverse Stock Split, at any time before

June 30, 2026 and after the effectiveness of the Written Consent, and (iii) abandon the Reverse Stock Split and not file the Certificate of Amendment in its sole discretion, is in the best interests of the Company and our stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be effected.

In determining the exact Reverse Split Ratio and whether and when to effect the Reverse Stock Split, the Board will consider a number of factors, including, without limitation:

•	our ability to maintain the listing of the Class A Common Stock on The Nasdaq Capital Market (the “Nasdaq”);

•	the historical trading price and trading volume of the Class A Common Stock;

•	the number of shares of Common Stock outstanding immediately before and after the Reverse Stock Split;

•

the then-prevailing trading price and trading volume of the Class A Common Stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of the Class A Common Stock;

•	the anticipated impact of a particular Reverse Split Ratio on our market capitalization; and

•	prevailing general market and economic conditions.

We believe that granting our Board the authority to pick the Reverse Split Ratio, as well as determining whether and when to implement the Reverse Stock Split, is essential because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Split Ratio and the effective date.

Effect of the Reverse Stock Split

If the Reverse Stock Split is effected, every holder of outstanding shares of Common Stock on the effective date specified in the Certificate of Amendment shall receive, subject to the treatment of fractional shares described in the Certificate of Amendment, one share of Common Stock of the applicable series in exchange for a number of shares of Common Stock of the same series held by such holder that is to be determined but will be proportionate to the Reverse Split Ratio selected by the Board. The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our holders of Common Stock uniformly and will not change any such holder’s percentage ownership interest in the Company, except for such changes as may result from the treatment of fractional shares as described in more detail below.

The Reverse Stock Split will not change the terms of the Common Stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.

As described in more detail below, the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of Common Stock. This increase in shares of Common Stock available for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law or the requirements of an applicable stock exchange) in one or more transactions that could make a change in control or takeover of the Company and the removal of incumbent management more difficult. For example, additional shares of Common Stock could be issued by the Company so as to dilute the stock ownership or voting power of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of stockholders. Such dilution will cause a party attempting a takeover to be required to buy more shares of Common Stock and to expend additional resources to accomplish a takeover. The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the Company, nor are we currently contemplating any such anti-takeover plan.

As of the effective time of the Reverse Stock Split (the “Effective Time”), and in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding, we will also (i) decrease the number of shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance share units granted under our 2023 Omnibus Incentive Plan (the “Plan”) and outstanding as of the Effective Time, (ii) decrease the number of shares of Class A Common Stock that may be the subject of future grants or awards under the Incentive Plan, (iii) decrease the number of shares of Class A Common Stock issuable upon exercise of, and increase the exercise price of, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), (iv) decrease the number of shares of Class A Common Stock issuable upon conversion of, and increase the conversion price of, our Series A Convertible Preferred Stock, and (v) decrease the number of shares of Class A Common Stock issuable pursuant to, and increase the target share price of, shares issuable pursuant to that certain contingent equity rights agreement between the Company and Mr. Mintz and certain of his affiliated entities, in each case pursuant to the terms of the documents governing the same.

After the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which are numbers used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

Authorized Shares of Common Stock

We are currently authorized under our Certificate of Incorporation to issue up to a total of 800,000,000 shares of Class A Common Stock; 20,000,000 shares of Class B Common Stock; 300,000,000 shares of Class M Common Stock; 800,000,000 shares of Class O Common Stock; 300,000,000 shares of Class V Common Stock; 2,250,000 shares of Class E Common Stock, consisting of three series: (a) 750,000 shares of Class E-1 Common Stock, (b) 750,000 shares of Class E-2 Common Stock, and (c) 750,000 shares of Class E-3 Common Stock; and 50,000,000 shares of Preferred Stock. While the Reverse Stock Split will decrease the number of outstanding shares of Common Stock, it will not change the number of authorized shares under our Certificate of Incorporation. Consequently, the Reverse Stock Split will have the effect of increasing the number of shares of Common Stock available for issuance under our Certificate of Incorporation.

We believe that the availability of additional authorized but unissued shares of Common Stock will provide the Company with additional flexibility to issue additional shares of Common Stock for a variety of general corporate purposes as our Board may determine to be desirable including, without limitation, raising capital, future financings, investment opportunities, acquisitions, or other distributions. Our Board has not authorized the Company to take any action with respect to the additional shares that would be available for issuance as a result of the Reverse Stock Split, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of Common Stock that would be available for issuance as a result of the Reverse Stock Split, except that a portion of such additional shares may be issued upon the conversion or exercise of outstanding convertible instruments, including upon exercise of Warrants and conversion of Series A Convertible Preferred Stock.

The issuance of additional shares of Common Stock available for issuance as a result of the Reverse Stock Split may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of Common Stock.

Fractional Shares

The Reverse Stock Split will affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in such stockholder owning a fractional share. No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split shall, following the Effective Time, be entitled to receive a cash payment, without interest or deduction, equal to (a) the fraction of one share to which such holder would otherwise be entitled multiplied by (b) the volume weighted average price per share of Class A Common Stock on the Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company) for the period of the five consecutive trading days ending on and including the full trading day prior to the Effective Time (before giving effect to the Reverse Stock Split).

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-Reverse Stock Split Common Stock.

Holders of Certificated Shares of Common Stock

Until surrendered, we will deem outstanding certificates representing shares of our Common Stock (the “Old Certificates”) held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Transfer Agent and Registrar

Continental Stock Transfer & Trust is the registrar and transfer agent for our Common Stock and Warrants, located at 1 State St 30th floor, New York, NY 10004. The phone number for Continental Stock Transfer & Trust is (212) 509-4000.

Accounting Treatment

The par value of the Common Stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally from its present amount, and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced. The per share Common Stock net income or loss and any other per share amount will be increased because there will be fewer shares of the Common Stock outstanding and we will adjust historical per share amounts set forth in our future financial statements. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations related to the Reverse Stock Split that may be relevant to U.S. Holders (as defined below) of Common Stock that hold Common Stock as a “capital asset” (generally property held for investment), but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position with respect to the tax consequences of the Reverse Stock Split described below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address tax consequences applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	persons that are not U.S. Holders;

•	U.S. Holders who hold Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	certain former citizens or long-term residents of the United States or persons whose functional currency is not the U.S. dollar;

•	real estate investment trusts or regulated investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers or traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that acquired or hold their shares of Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•

persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Reverse Stock Split) five percent or more (by vote or value) of any classes of our stock.

U.S. Holder Defined

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of Common Stock that for U.S. federal income tax purposes is: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.

U.S. Federal Income Tax Treatment of the Reverse Stock Split

The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split, except as described below with respect to cash received in lieu of a fractional share of Common Stock. A U.S. Holder’s aggregate tax basis in its post-Reverse Stock Split shares of Common Stock should equal the aggregate tax basis of its pre-Reverse Stock Split shares of Common Stock (excluding any portion of such tax basis that is allocated to any fractional share of Common Stock), and such U.S. Holder’s holding period in its post-Reverse Stock Split shares of Common Stock should include the holding period in its pre-Reverse Stock Split shares of Common Stock. A U.S. Holder that holds shares of Common Stock acquired on different dates and at different prices should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of Common Stock it holds after the Reverse Stock Split.

A U.S. Holder that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in its shares of Common Stock allocable to the fractional share. Such capital gain or loss generally will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split. Special rules may apply to certain U.S. Holders to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to such U.S. Holder. Our stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder (other than one that is a corporation or other exempt recipient that certifies as to such status if requested) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split. A U.S. Holder will be subject to backup withholding if it is not otherwise exempt and it does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. THE TAX CONSEQUENCES OF A REVERSE STOCK SPLIT MAY NOT BE THE SAME FOR ALL OF OUR STOCKHOLDERS. OUR STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF A REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information about the beneficial ownership of Voting Stock as of the Record Date, by each person known by the Company to beneficially own more than 5% of the outstanding shares of any class or series of the Voting Stock as well as by each person who has been a director, director nominee or named executive officer (and each associate thereof) at any time since the beginning of the last fiscal year and by all directors and executive officers as a group. As of the Record Date, there were 35,495,968 shares of our Class A Common Stock, 37,846,102 shares of our Class M Common Stock and zero shares of our Class B Common Stock, Class O Common Stock, or Class V Common Stock issued and outstanding.

The amounts of Class A Common Stock and Class M Common Stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. It also includes shares that such person has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days or warrants that are immediately exercisable or exercisable within 60 days from the Record Date). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors and director nominees or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, GA 30326.

Name of Beneficial Owner	Shares of Class A Common Stock	Percentage Beneficially Owned (%)	Shares of Class M Common Stock	Percentage Beneficially Owned (%)	Percentage of Total Voting Power (%)
5% Stockholders:
BD Investment Holdings II LLC(1)	—	—	37,846,102	100%	91.4%
Affiliates of Sopris Capital(2)	3,062,762	8.6%	—	—	*
Affiliates of Polar Asset Management Partners(3)	2,904,351	7.6%	—	—	*
Affiliates of LMR Partners(4)	2,522,266	6.6%	—	—	*
Affiliates of Heights Capital Management(5)	2,142,858	6.0%	—	—	*
Affiliates of Aristeia Capital(6)	2,182,289	5.8%	—	—	*
Executive Officers and Directors:
Brandon Mintz(7)	46,508	*	37,846,102	100%	91.4%
Scott Buchanan	13,820	*	—	—	*
Glen Leibowitz(8)	—	—	—	—	—
Mark Smalley(9)	—	—	—	—	—
Teri Fontenot	40,000	*	—	—	*
Dan Gardner	—	—	—	—
W. Alexander Holmes	—	—	—	—
Daniel Stabile	—	—	—	—
Bradley Strock	70,000	*	—	—	*
All directors and current executive officers as a group (10 persons):	170,328	*	37,846,102	100%	91.4%

*	Less than 1%
(1)	Mr. Mintz, our Chairman and CEO, is the sole managing member of BD Investment Holdings II LLC and therefore Mr. Mintz may be deemed to beneficially own the reported shares.

(2)

Based on a Schedule 13G/A filed by Andrew Mitchell Paul and Sopris SS-BCD Secondary Investors, LLC (“Sopris SS-BCD”) on September 23, 2024. Consists of (i) 155,786 shares of Class A Common Stock held directly by Mr. Paul and (ii) 2,906,976 shares held directly by Sopris SS-BCD. Mr. Paul is the sole managing member of Sopris SS-BCD and has the ability to direct the management of the business of Sopris SS-BCD including the power to vote and dispose of securities beneficially owned by Sopris SS-BCD. The business address of Sopris SS-BCD and Mr. Paul is 409 Aspen Airport Business Center, Suite B, Aspen, Colorado 81611.

(3)

Based on a Schedule 13G/A filed by Polar Asset Management Partners Inc. on November 14, 2025. Consists of Public Warrants exercisable for shares of Class A Common Stock held directly by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). Polar Asset Management Partners Inc. serves as the investment advisor to PMSMF with respect to the shares directly held by PMSMF. The address of Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6.

(4)

Based on a Schedule 13G/A filed by affiliates of LMR Partners on November 14, 2025. Consists of (i) 10,500 shares of Class A Common Stock and (ii) 1,250,633 Public Warrants exercisable for shares of Class A Common Stock held directly by each of MR Multi-Strategy Master Fund Limited and MR CCSA Master Fund Ltd. LMR Partners LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG, LMR Partners (DIFC) Limited and LMR Partners (Ireland) Limited (collectively, the “LMR Investment Managers”) serve as the investment managers to the foregoing funds. Ben Levine and Stefan Renold control the investment and voting decisions of the LMR Investment Managers with respect to the securities held by those funds. The business address of LMR Investment Managers is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place London, W1J 8AJ, United Kingdom.

(5)

Based on a Schedule 13G/A filed by CVI Investments, Inc. (“CVI”) and Heights Capital Management, Inc. on October 9, 2025. Consists of 2,142,858 shares of Class A Common Stock held directly by CVI. Heights Capital Management, Inc. is the investment manager to CVI Investments, Inc. and may exercise voting and dispositive power over the shares reported as beneficially owned by CVI. The address of the principal business office of CVI is P.O. Box 309GT Ugland House South Church Street George Town Grand Cayman KY1-1104 Cayman Islands. The address of the principal business office of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

(6)

Based on a Schedule 13G/A filed by Aristeia Capital, L.L.C. (“Aristeia Capital”) on August 14, 2025. Consists of 2,182,289 Public Warrants exercisable for shares of Class A Common Stock. Aristeia Capital is the investment manager of, and has voting and investment control, with respect to the reported securities held by one or more private investment funds affiliated with Aristeia Capital. The business address of Aristeia Capital is One Greenwich Plaza, Suite 300, Greenwich, Connecticut 06830.

(7)

Consists of (i) 46,508 shares of Class A Common Stock held directly by Mr. Mintz and (ii) 37,846,102 shares of Class M Common Stock held directly by BD Investment Holdings II LLC. Mr. Mintz is the sole managing member of BD Investment Holdings II LLC and controls voting and dispositive power over the shares held by such entity. Reported holdings excludes 15,000,000 shares of Class A Common Stock that vest in favor of Mr. Mintz in three equal installments upon the Class A Common Stock achieving closing prices above $12.00, $14.00, and $16.00 over specified trading periods prior to June 30, 2030 in respect of the $12.00 and $14.00 hurdles and June 30, 2033 in respect of the $16.00 hurdle (which hurdles will be adjusted in accordance with the Reverse Split Ratio).

(8)

Effective November 15, 2024, Mr. Leibowitz resigned from his position as Chief Financial Officer. Amount reflected in the table for Mr. Leibowitz reflects his ownership as of his last day of employment on November 15, 2024. Because Mr. Leibowitz is no longer employed by the Company, his security ownership is not included in the total noted above for current directors and executive officers as a group.

(9)

Effective June 19, 2025, Mr. Smalley resigned from his position as Chief Compliance Officer. Amount reflected in the table for Mr. Smalley reflects his ownership as of his last day of employment on June 19, 2025. Because Mr. Smalley is no longer employed by the Company, his security ownership is not included in the total noted above for current directors and executive officers as a group.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Our directors and executive officers, and each associate of the foregoing persons, have no substantial interests, directly or indirectly, in the Reverse Stock Split, except to the extent of their ownership of shares of the Common Stock and securities convertible or exercisable for Common Stock. In addition, equitable adjustments will be made to the number of shares of Class A Common Stock issuable pursuant to, and the target share prices included in, that certain contingent equity rights agreement between the Company and Mr. Mintz and certain of his affiliated entities, consistent with the terms of such agreement.

DISSENTER’S RIGHTS OF APPRAISAL

Neither the DGCL nor our Certificate of Incorporation provides holders of our Common Stock with dissenters’ or appraisal rights in connection with the Certificate of Amendment or Reverse Stock Split.

OTHER MATTERS

Effective Dates

The actions will take no earlier than 20 calendar days following the date we first mail this Information Statement to our stockholders.

Expenses

We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.

Stockholders Sharing an Address

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth below. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth below.

Bitcoin Depot Inc.

3343 Peachtree Road NE, Suite 750

Atlanta, GA 30326

(678) 435-9604

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

ANNEX A — FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BITCOIN DEPOT INC.

(originally incorporated on October 14, 2021)

Bitcoin Depot Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), was duly adopted in accordance with the DGCL and the amendments set forth below shall become effective at 12:01 a.m., Eastern time, on [    ], 2026.

SECOND: Article Four of the Corporation’s Restated Certificate is hereby amended by adding the following new Section 4.03(b) to Article Four and renumbering existing Sections 4.03(b) through 4.03(g) to be Section 4.03(c) through 4.03(h), respectively:

“(b) Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to Section 242 of the DGCL, each [    ] shares of each of the Class A Common Stock, Class B Common Stock, Class M Common Stock, Class O Common Stock, Class V Common Stock and Class E Common Stock issued and outstanding (or held in treasury) immediately prior to the Effective Time (collectively, the “Common Stock”) shall automatically and without further action on the part of the Corporation or any holder of Common Stock, be combined into one share of Common Stock of the same series, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The par value of the Common Stock will remain unchanged.

No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split shall, following the Effective Time, be entitled to receive a cash payment, without interest or deduction, equal to (a) the fraction of one share to which such holder would otherwise be entitled multiplied by (b) the volume weighted average price per share of Class A Common Stock on The Nasdaq Capital Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company) for the period of the five consecutive trading days ending on and including the full trading day prior to the Effective Time (before giving effect to the Reverse Stock Split).

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, subject to the elimination of fractional share interests as described above.”

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with Section 242 of the DGCL.

FOURTH: Except as set forth in this Certificate of Amendment, the Restated Certificate remains in full force and effect.

[Remainder of Page Intentionally Left Blank]

A-1

IN WITNESS WHEREOF, Bitcoin Depot Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this    day of    , 2026.

BITCOIN DEPOT INC.

By:
Name:
Title:

A-2